UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Altair Engineering Inc.

(Name of Registrant as Specified In Its Charter)

Siemens AG

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Munich, October 30, 2024

Siemens strengthens leadership in industrial software and AI with acquisition of Altair Engineering

•	Acquisition of Altair Engineering Inc., a global leader in computational science and artificial intelligence software, strengthens Siemens’ position as a leading technology company

•	Creates the world’s most complete AI-powered design and simulation portfolio

•	Altair shareholders to receive USD 113 per share, representing an enterprise value of USD 10 billion; the offer price represents a 19% premium to Altair’s unaffected closing price on October 21, 2024

•	Siemens expects to achieve significant cost and revenue synergies

•	The transaction is expected to be EPS (pre-PPA) accretive by year two post-closing

Siemens has signed an agreement to acquire Altair Engineering Inc., a leading provider of software in the industrial simulation and analysis market. Altair shareholders will receive USD 113 per share, representing an enterprise value of approximately USD 10 billion. The offer price represents a 19% premium to Altair’s unaffected closing price on October 21, 2024, the last trading day prior to media reports regarding a possible transaction. With this acquisition Siemens strengthens its position as a leading technology company and its leadership in industrial software.

“Acquiring Altair marks a significant milestone for Siemens. This strategic investment aligns with our commitment to accelerate the digital and sustainability transformations of our customers by combining the real and digital worlds. The addition of Altair’s capabilities in simulation, high performance computing, data science, and artificial intelligence together with Siemens Xcelerator will create the world’s most complete AI-powered design and simulation portfolio,” said Roland Busch, President and CEO of Siemens AG. “It is a logical next step: we have been building our leadership in industrial software for the last 15 years, most recently, democratizing the benefits of data and AI for entire industries.”

Siemens AG Communications Head: Lynette Jackson	Werner-von-Siemens-Strasse 1 80333 Munich Germany

Siemens AG	Press release

“The acquisition of Altair is highly synergistic, underpinning Siemens’ stringent capital allocation, balancing investments and shareholder returns on the basis of a strong balance sheet. The transaction is expected to be EPS accretive two years post-closing,” said Ralf P. Thomas, CFO of Siemens AG.

“This acquisition represents the culmination of nearly 40 years in which Altair has grown from a startup in Detroit to a world-class software and technology company. We have added thousands of customers globally in manufacturing, life sciences, energy and financial services, and built an amazing workforce, and innovative culture,” said James Scapa, Altair’s founder and CEO. “We believe this combination of two strongly complementary leaders in the engineering software space brings together Altair’s broad portfolio in simulation, data science, and HPC with Siemens’ strong position in mechanical and EDA design. Siemens’ outstanding technology, strategic customer relationships, and honest, technical culture is an excellent fit for Altair to continue its journey driving innovation with computational intelligence.”

By adding Altair’s highly complementary simulation portfolio, with strength in mechanical and electromagnetic capabilities, we are enhancing our comprehensive Digital Twin to deliver a full-suite, physics-based, simulation portfolio as part of Siemens Xcelerator. Altair’s data science and AI-powered simulation capabilities allow anyone, from engineers to generalists, to access simulation expertise to decrease time-to-market and accelerate design iterations. Additionally, Altair’s data science capabilities will unlock Siemens’ industrial domain expertise in product lifecycle and manufacturing processes.

Significant synergies and EPS accretive

The transaction will strongly increase Siemens’ digital business revenue by +8%, adding EUR ~600 million to Siemens’ digital business revenue of EUR 7.3 billion as reported in fiscal year 2023. Siemens expects to achieve significant revenue synergies especially from cross-selling of the highly complementary portfolios and from providing Altair full access to Siemens’s global footprint and global industrial

Siemens AG	Press release

enterprise and customer base with a revenue impact of more than USD 500 million p.a. mid-term growing to more than USD 1.0 billion p.a. long-term. Moreover, Siemens aims to achieve cost synergies on a short-term basis, with an EBITDA impact of more than USD 150 million p.a. by year two post-closing.

The transaction is expected to be EPS (pre-PPA) accretive by year two post-closing. The acquisition will be fully cash-financed from Siemens’ existing resources and its capacity to fully finance the transaction based on Siemens’ strong balance sheet, as underlined by its exceptional rating, which Siemens is committed to maintain. Preemptive deleveraging is supported by significant cash proceeds from the already closed Innomotics divestment. In addition, Siemens has substantial financing potential from the sale of shares in listed entities. Closing of the transaction is subject to customary conditions and is expected within the second half of calendar year 2025.

Altair Engineering is a global leader in computational science and artificial intelligence (AI) that provides software and cloud solutions in Simulation and Analysis, Data Science and AI, and High-Performance Computing, enabling organizations across all industries to compete more effectively and drive smarter decisions in an increasingly connected world. Founded in 1985, Altair Engineering Inc. went public in 2017 (Nasdaq) and is headquartered in Troy, Michigan (USA). Out of its more than 3,500 employees, approximately 1,400 employees work in R&D.

This press release is available at: https://sie.ag/4gjWom

Contacts for journalists

Simon Krause

Phone: +49 176 403-9683; email: krause.simon@siemens.com

Daniela Markovic

Phone: +49 172 699-8785; email: daniela.markovic@siemens.com

Siemens AG	Press release

US media

Noah Cole

Phone: +1 503 784-7958; email: noah.cole@siemens.com

Follow us at: www.x.com/siemens_press

Siemens AG (Berlin and Munich) is a leading technology company focused on industry, infrastructure, mobility, and healthcare. The company’s purpose is to create technology to transform the everyday, for everyone. By combining the real and the digital worlds, Siemens empowers customers to accelerate their digital and sustainability transformations, making factories more efficient, cities more livable, and transportation more sustainable. Siemens also owns a majority stake in the publicly listed company, Siemens Healthineers, a leading global medical technology provider shaping the future of healthcare.

In fiscal 2023, which ended on September 30, 2023, the Siemens Group generated revenue of €74.9 billion and net income of €8.5 billion. As of September 30, 2023, the company employed around 305,000 people worldwide on the basis of continuing operations. Further information is available on the Internet at www.siemens.com.

Notes and forward-looking statements

This document contains statements related to our future business and financial performance and future events or developments involving Siemens that may constitute forward-looking statements. These statements may be identified by words such as “expect,” “look forward to,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project” or words of similar meaning. We may also make forward-looking statements in other reports, in prospectuses, in presentations, in material delivered to shareholders and in press releases. In addition, our representatives may from time to time make oral forward-looking statements. Such statements are based on the current expectations and certain assumptions of Siemens’ management, of which many are beyond Siemens’ control. These are subject to a number of risks, uncertainties and factors, including, but not limited to those described in disclosures, in particular in the chapter Report on expected developments and associated material opportunities and risks in the Combined Management Report of the Siemens Report (siemens.com/siemensreport), and in the Interim Group Management Report of the Half-year Financial Report (provided that it is already available for the current reporting year), which should be read in conjunction with the Combined Management Report. Should one or more of these risks or uncertainties materialize, should decisions, assessments or requirements of regulatory authorities deviate from our expectations, should events of force majeure, such as pandemics, unrest or acts of war, occur or should underlying expectations including future events occur at a later date or not at all or assumptions prove incorrect, actual results, performance or achievements of Siemens may (negatively or positively) vary materially from those described explicitly or implicitly in the relevant forward-looking statement. Siemens neither intends, nor assumes any obligation, to update or revise these forward-looking statements in light of developments which differ from those anticipated. This document includes – in the applicable financial reporting framework not clearly defined – supplemental financial measures that are or may be alternative performance measures (non-GAAP-measures). These supplemental financial measures should not be viewed in isolation or as alternatives to measures of Siemens’ net assets and financial positions or results of operations as presented in accordance with the applicable financial reporting framework in its Consolidated Financial Statements. Other companies that report or describe similarly titled alternative performance measures may calculate them differently. Due to rounding, numbers presented throughout this and other documents may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

Siemens AG	Press release

Important Information and Where to Find It

This communication relates to a proposed transaction between Altair Engineering Inc. (“the Company”) and Siemens Industry Software Inc. (“Parent”). In connection with this proposed transaction, the Company will file a proxy statement on Schedule 14A or other documents with the SEC. This communication is not a substitute for any proxy statement or other document the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT, AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement, when available, will be mailed to stockholders of the Company as applicable. Investors and security holders will be able to obtain free copies of these documents, when available, and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at https://investor.altair.com or by contacting the Company’s primary investor relation’s contact by email at IR@altair.com.

Participants in Solicitation

The Company, Parent, Siemens AG, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company, their ownership of company common shares, and the Company’s transactions with related persons is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 22, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001701732/000095017024018804/altr-20231231.htm), in its proxy statement on Schedule 14A for its 2024 Annual Meeting of Stockholders in the sections entitled “Corporate Governance Matters,” “Security Ownership of Certain Beneficial Owners and Management” and “Transactions with Related Persons”, which was filed with the SEC on April 5, 2024 (and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001701732/000119312524087903/d722499ddef14a.htm), certain of its Quarterly Reports on Form 10-Q and certain of its Current Reports on Form 8-K.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.